EXHIBIT 99.1

Cortland Bancorp Full Year 2016 Profits Grew 11% to $4.9 Million, or $1.11 Per Share; Most Profitable Year in Over a Decade

CORTLAND, Ohio, Jan. 25, 2017 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQB:CLDB), the holding company for Cortland Savings and Banking Company, today reported full year 2016 net income grew 11% to $4.9 million, or $1.11 per share, compared to $4.4 million, or $0.97 per share, for 2015.  Net income increased 5% to $1.1 million, or $0.26 per share, for the fourth quarter of 2016, compared to the fourth quarter of 2015.  Net income for the third quarter of 2016 was $1.2 million, or $0.27 per share.  All results are unaudited.

“We ended 2016 on a strong note, delivering solid profits for both the year and the fourth quarter; in fact, 2016 was the most profitable year we’ve had in well over a decade,” said James M. Gasior, President and Chief Executive Officer.  “Boosting results were record deposit growth, robust loan growth and continuing improvements in asset quality.  Nonperforming assets fell to 1.39% of total assets.  We also recognized substantial recoveries throughout the year as well as increased fee income.”

“In addition, revenue from our mortgage banking operations significantly contributed to the bottom line in 2016.  Mortgage origination increased 56%, to $61 million, generating gains on sale of mortgages of $1.2 million up 59% year-over-year. The Fairlawn financial services center expanded its origination team and is now well positioned to be one of the market leaders, offering premiere mortgage products and services,” added Gasior.

“As we move into 2017, we will continue to invest in our future by deepening relationships with our existing customer base and fostering new customers and market share,” said Gasior. “Through the creation of Cortland Private Bank with the addition of two professionals with years of experience and knowledge of their respective markets, Cortland now provides a unique brand of customized service for Private Bank clientele in both the Mahoning Valley and Greater Cleveland markets.  Also, our fourteenth full-service branch opened in Hudson, Ohio, serving the greater Cleveland market in January 2017.  We are planning a grand opening celebration in March, 2017.  In the meantime, we are hosting Thursday morning coffee for our customers and neighbors at a local Starbucks each month throughout the year.”

Fourth Quarter 2016 (at, or for the period December 31, 2016, except as noted):

  Diluted earnings per share (EPS) grew 14% to $1.11 for the full year 2016, compared to $0.97 per diluted share for 2015.  For the fourth quarter 2016, diluted EPS was $0.26, up 8% from $0.24 diluted EPS for the fourth quarter a year earlier.

  Full year 2016 net interest income grew 6% to $19.6 million compared to $18.5 million for 2015.  Net interest income increased 6% to $5.0 million for the fourth quarter of 2016, compared to $4.7 million for the fourth quarter of 2015, and grew 2% from $4.9 million for the third quarter of 2016.

  For the full year of 2016, non-interest income, excluding investment gains, grew 9% to $4.2 million from $3.8 million for 2015.  Non-interest income, excluding investment gains, was $897,000, down slightly from $903,000 in the fourth quarter a year ago.  Non-interest income in the third quarter of 2016 was $1.0 million.

  Net interest margin (“NIM”) was 3.63% for the full year 2016 compared to 3.65% for 2015.  For the fourth quarter of 2016, NIM was 3.58% compared to 3.63% for the fourth quarter of 2015 and 3.63% for the third quarter of 2016.

  Total deposits grew 9% to $539.9 million from $496.4 million at December 31, 2015, and increased 6% from $508.5 million at September 30, 2016.

  Total loans increased 6%, to $419.8 million, compared to $394.3 million at December 31, 2015, and grew 6%, from $395.8 million at September 30, 2016.

  Mortgage banking revenue declined 38% in the fourth quarter compared to a year ago, and grew 59% for the full year.

  Nonperforming assets decreased to $9.1 million, or 1.39% of total assets, at December 31, 2016, compared to $12.4 million, or 2.02% of total assets a year earlier, and $9.1 million, or 1.46% of total assets, at September 30, 2016.

  Allowance for loan losses as a percentage of total loans was 1.16% at December 31, 2016, compared to 1.32% at December 31, 2015.

  Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 15.10% and tangible equity to tangible assets of 8.80%.

  A quarterly cash dividend of $0.08 per share will be payable on March 1, 2017, to shareholders of record on February 10, providing a 1.8% current yield at recent market prices.  In addition, the Board declared a special year-end dividend of $.07 per share, also payable on March 1.

In January 2017, Cortland Bank was awarded the 5-Star rating from BauerFinancial, a widely-recognized independent banking rating agency.  Five stars is BauerFinancial’s highest rating available, indicating a ‘Superior’ performance, based on capital strength, asset quality and profitability, just to name a few.  “We are honored to be recognized and recommended by this well-respected, independent source,” commented Gasior.  “Moving up to the top tier of their ranking system is an accomplishment that reflects the hard work of all our team members and board of directors. This superior rating is a testament to Cortland’s strength and stability.”

Operating Results

Net Interest Income
Mainly due to higher average loan balances, fourth quarter net interest income increased 6% to $5.0 million, compared to $4.7 million for the fourth quarter a year ago, and grew 2% from $4.9 million for the third quarter of 2016.  For the full year 2016, net interest income increased 6% to $19.6 million, compared to $18.5 million for 2015.

Net Interest Margin
NIM was 3.58% for the fourth quarter of 2016, compared to 3.63% for the fourth quarter of 2015, and 3.63% for the third quarter of 2016.  For the full year 2016 NIM was relatively unchanged at 3.63% compared to 3.65% for 2015.  “The challenge to margin continues to be the lower yields we are receiving on loans and investment securities,” said David Lucido, Senior Vice President and Chief Financial Officer.

“During the first quarter of 2016, we repaid $4.5 million in high-cost Federal Home Loan Bank (“FHLB”) advances, leaving $13.5 million in long-term FHLB advances scheduled to mature in December 2016, January, May and September 2017.  The remaining advances represent 18% of our fourth quarter funding costs.  Upon maturity, we expect to refinance the remaining advances at a lower interest rate, reducing annual interest expense by approximately $275,000.  With an improved funding mix, we expect our net interest margin to stabilize or improve,” said Lucido.

Asset quality continues to improve, particularly due to the positive outcome on a customer bankruptcy case in the third quarter of 2016.  Consequently, no provision for loan losses was necessary for the fourth quarter of 2016, compared to $65,000 for the fourth quarter a year ago.  For the third quarter of 2016, provision for loan losses was $50,000.  For the full year of 2016, provision for loan losses was $50,000, compared to $455,000 for 2015.

The allowance for loan losses was 59% of nonperforming loans at year end and in the preceding quarter, and 45% a year ago. The allowance for loan losses as a percentage of total loans, was 1.16%, at December 31, 2016, compared to 1.32% at December 31, 2015, and 1.24% at September 30, 2016.

Non-Interest Income
For the full year 2016, non-interest income, excluding investment gains and losses, increased 9% to $4.2 million, compared to $3.8 million for 2015.  For 2016, there were meaningful gains in mortgage banking growing to $1.2 million in 2016 from $785,000 in 2015.  Total non-interest income, excluding investment gains and losses, was $897,000 for the fourth quarter of 2016, compared to $903,000 for the fourth quarter of 2015, and $1.0 million for the third quarter of 2016.  Despite the fourth quarter decline, mortgage banking revenue was the key driver to higher noninterest income in 2016.

“As mentioned earlier, we expanded our presence in the Fairlawn financial services center increasing our product line and adding staff to our origination team,” explained Gasior.  “We are making a significant investment in our Cleveland area team, doubling the number of employees and adding expertise in private banking and commercial business development.  Additionally, the Mahoning Valley commercial banking group completed another strong year with quality loan and deposit growth, particularly with our experienced commercial lenders and treasury management services.

Operating Expenses
Non-interest expense was $4.5 million for the third and fourth quarters of 2016, compared to $4.2 million for the fourth quarter of 2015.  For the full year 2016, non-interest expense was $18.2 million, higher by 11% compared to $16.4 million for 2015.   “The higher non-interest expense in 2016 was mainly related to additional staff to support commercial and private bank business growth.  First quarter expenses included a one-time penalty of $242,000 for the early payoff of FHLB notes,” said Lucido.

The efficiency ratio for the fourth quarter of 2016 was 73.13%, compared to 72.28% for the fourth quarter of 2015, and 72.42% for the third quarter of 2016.  The efficiency ratio for the full year 2016 was 72.65%, compared to 70.46% for 2015.

“The effective tax rate for the fourth quarter of 2016 was 19.3%, compared to 22.9% in the fourth quarter of 2015, reflecting the benefits of investments with tax incentives and tax free components of our revenue stream,” added Lucido.

Balance Sheet and Asset Quality

Total assets grew 7% year-over-year to $655.2 million at December 31, 2016, compared to $612.4 million at December 31, 2015, and increased 5% from $621.2 million at September 30, 2016.

Investment securities totaled $179.2 million at December 31, 2016, compared to $162.0 million at December 31, 2015, and $164.1 million at September 30, 2016.  As of December 31, 2016, the securities primarily comprised of high-grade mortgage-back securities issued by U.S. Government sponsored entities.  The increase in investment securities year-over-year, and from the preceding quarter, reflects the robust deposit growth generated during the year.

Total loans increased 6% to $419.8 million at December 31, 2016, compared to $394.3 million a year ago and grew 6% from $395.8 million at September 30, 2016.  The loan portfolio remains diversified, and comprise of both retail and business relationships with commercial real estate loans accounting for 57%, of which 16% were owner-occupied by businesses.  Commercial loans accounted for 23% while residential 1-4 loans accounted for 14%.  Consumer and home equity loans accounted for 6% of total loans.  “Our loan production remains solid, again boosted by the growth in commercial real estate and business loans,” added Gasior.

Total deposits grew $43.4 million, or 9%, to $539.9 million at December 31, 2016, from $496.4 million at December 31, 2015, and were up $31.4 million, or 6%, compared to $508.5 million at September 30, 2016.  “The Kasasa free checking account program continues to be successful with more than 2,500 accounts opened in 2016 and approximately $8.3 million in new checking account balances.  Online account opening was launched allowing customers to open a Rewards Kasasa account on their computer or mobile device,” commented Gasior.

Noninterest-bearing deposits accounted for 22% of total deposits; interest-bearing demand deposits accounted for 25%, while money market and savings accounted for 42% of total deposits.  Certificates of deposits were 7% of the deposit mix.

At December 31, 2016, nonperforming assets as a percentage of total assets was 1.39%, compared to 2.02% of total assets at December 31, 2015, and 1.46% of total assets on a linked quarter basis.  Nonperforming loans were $8.3 million at December 31, 2016, compared to $11.5 million a year earlier and $8.3 million, at September 30, 2016.

Performing restructured loans, that were not included in nonaccrual loans at the end of the third quarter of 2016, were $5.5 million compared to $6.7 million at the end of the fourth quarter a year ago and $6.0 million on a linked quarter basis.  Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. “We present restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans,” explained Lucido.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin.  For the quarter ended December 31, 2016, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum

Tier 1 leverage ratio	10.46%	9.10%	5.00%

Tier 1 risk-based capital ratio	14.04%	12.23%	8.00%

Total risk-based capital ratio	15.10%	14.59%	10.00%

About Cortland Bancorp –

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio.  Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula, and Summit in Northeastern Ohio and two financial services centers, in Beachwood and Fairlawn, Ohio.  For additional information about Cortland Banks visit http://www.cortland-banks.com.

About BauerFinancial, Inc.

BauerFinancial is an independent rating agency that has been reporting on and analyzing the performance of U.S. banks since 1983.  The agency collects quarterly data on banks and financial institutions and ranks them based on specific criteria centered on safety and soundness.  No institution can pay to be put on the list, nor can it choose to be excluded.  The latest data is based on Cortland’s financial filings at September 30, 2016, and is listed on BauerFinancial’s website at www.bauerfinancial.com.

Forward Looking Statement
This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited
	Three Months Ended					Twelve Months Ended
	Dec. 31, 2016	Dec. 31, 2015	Var %	Sept. 30, 2016	Var %	Dec. 31, 2016	Dec. 31, 2015	Var %
SUMMARY OF OPERATIONS
Interest income	$5,762	$5,395	7%	$5,660	2%	$22,555	$21,113	7%
Interest expense	(764)	(679)	13	(743)	3	(2,918)	(2,607)	12
Net interest income	4,998	4,716	6	4,917	2	19,637	18,506	6
Provision for loan losses	—	(65)	(100)	(50)	—	(50)	(455)	(89)
NII after loss provision	4,998	4,651	7	4,867	3	19,587	18,051	9
Investment security gains	8	47	(83)	83	(90)	419	64	555
Non-interest income	897	903	(1)	1,037	(14)	4,178	3,845	9
Non-interest expense	(4,489)	(4,192)	7	(4,479)	—	(18,186)	(16,363)	11
Income before tax	1,414	1,409	—	1,508	(6)	5,998	5,597	7
Federal income tax expense	273	323	(15)	313	(13)	1,127	1,219	(8)
Net income	$1,141	$1,086	5%	$1,195	(5)%	$4,871	$4,378	11%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,420	4,405	—%	4,420	—%	4,420	4,405	—%
Earnings per share, basic and diluted	$0.26	$0.24	8	$0.27	(4)	$1.11	$0.97	14
Dividends per share	0.07	0.06	17	0.07	—	0.28	0.24	17
Market value	17.50	15.90	10	15.61	12	17.50	15.90	10
Book value	13.05	12.87	1	13.65	(4)	13.05	12.87	1
Market value to book value	134.10%	123.54%	9	114.36%	17	134.10%	123.54%	9

BALANCE SHEET DATA
Assets	$655,184	$612,443	7%	$621,162	5%	$655,184	$612,443	7%
Investments securities	179,219	162,035	11	164,138	9	179,219	162,035	11
Total loans	419,768	394,254	6	395,763	6	419,768	394,254	6
Total deposits	539,850	496,404	9	508,452	6	539,850	496,404	9
Borrowings	48,357	49,654	(3)	41,968	15	48,357	49,654	(3)
Shareholders’ equity	57,670	56,684	2	60,334	(4)	57,670	56,684	2

AVERAGE BALANCE SHEET DATA
Average assets	$625,827	$583,014	7%	$611,465	2%	$608,298	$568,897	7%
Average total loans	390,496	367,812	6	391,553	—	385,667	356,105	8
Average total deposits	512,377	471,053	9	497,565	3	496,917	454,920	9
Average shareholders' equity	59,325	57,089	4	60,033	(1)	58,923	56,625	4

ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$(47)	$(47)	—%	$5	(1,040)%	$(376)	$(463)	(19)%
Net (charge-offs) recoveries to average loans	(0.05)%	(0.05)%	—	0.01%	(606)	(0.10)%	(0.13)%	(22)
Non-performing loans as a % of loans	1.97	2.94	(34)	2.10	(7)	1.97	2.94	(33)
Non-performing assets as a % of assets	1.39	2.02	(31)	1.46	(5)	1.39	2.02	(31)
Allowance for loan losses as a % of total loans	1.16	1.32	(12)	1.24	(6)	1.16	1.32	(12)
Allowance for loan losses as a % of non-performing loans	58.75	44.76	31	59.22	(1)	58.75	44.76	31

FINANCIAL RATIOS\STATISTICS
Return on average equity	7.69%	7.61%	1%	7.96%	(3)%	8.27%	7.73%	7%
Return on average assets	0.73	0.75	(3)	0.78	(6)	0.80	0.77	4
Net interest margin	3.58	3.63	(1)	3.63	(1)	3.63	3.65	(1)
Efficiency ratio	73.13	72.28	1	72.42	1	72.65	70.46	3
Average number of employees (FTE)	165	157	5	168	(2)	163	152	7

CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.46%	10.62%	(2)%	10.62%	(2)%	10.46%	10.62%	(2)%
Bank	9.10	9.17	(1)	9.22	(1)	9.10	9.17	(1)
Common equity tier 1 ratio
Company	12.97	12.78	1	12.87	—	12.97	12.78	1
Bank	12.23	12.01	2	12.12	—	12.23	12.01	2
Tier 1 risk-based capital ratio
Company	14.04	13.90	1	13.95	—	14.04	13.90	1
Bank	12.23	12.01	2	12.12	—	12.23	12.01	2
Total risk-based capital ratio
Company	15.10	15.09	—	15.03	—	15.10	15.09	—
Bank	14.59	14.56	—	14.51	—	14.59	14.56	—

CONTACT:
James M. Gasior, President & CEO
(330) 282-4111

The Cereghino Group
IR CONTACT: 206-388-5785